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                                                                    EXHIBIT 10.9

September 16, 1996



It gives me great pleasure to confirm our offer of employment for you to join Lexar Microsystems, Inc. ("Lexar"), in the same position in which you are presently employed with Cirrus Logic, Inc., reporting to your same supervisor. Your bi-weekly salary will be the same as in your current position. Paydays are on Fridays for the previous two calendar weeks of work. As a Lexar employee, you will be eligible to participate in all current employee benefit and incentive programs as described below. In consideration for this offer of employment, you agree to complete and return the necessary documentation in order to complete your personnel file with Lexar.

I.   Vacation

Your vacation benefits, including your rate of vacation accrual, will be identical to those you enjoyed with Cirrus Logic, with your date of seniority, for purposes of vacation entitlement, dating from your commencement of employment with the Solid-State Storage Business Unit.

II.  Medical and Miscellaneous

Medical and dental benefits will initially be covered under COBRA as an extension of your Cirrus Logic benefit plans. Thereafter, Lexar will attempt to implement comparable medical and dental benefit plans, in addition to long-term disability, life, and ad&d insurance plans for all employees.

III. Savings Plans and Profit Sharing

Lexar intends to immediately establish a 401(k) plan in which you will be permitted to participate. Further, if you wish, Lexar will seek to arrange for a roll-over of your current 401(k) plan into the Lexar plan. In addition, you will be eligible for profit sharing upon completion of one full year of service.

This offer letter, the "Employment Agreement" and "Employee Nondisclosure and Invention Assignment Agreement" constitute the entire and exclusive agreement between Lexar and you concerning your terms and conditions of employment and employee relationship with Lexar.
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September 16, 1996
Page 2


This offer will remain open until 5:00 p.m., September 19, 1996. We look forward to your acceptance of our offer and having you join the Lexar Microsystems Team. If you have any questions, please feel free to call me.

Sincerely,

   /s/ Michael A. Liccardo
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I accept the terms of this offer and will report to work on ___________________

   /s/ Petro Estakhri                                           9/19/96
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Name                                                   Date